U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Myrianthopoulos,      Evan
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   (Last)               (First)                 (Middle)

   350 South Main Street, Suite 307
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                                    (Street)

   Doylestown,     Pennsylvania         18901
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Discovery Laboratories, Inc. (Discovery) DSCO
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   December 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

                           Vice President, Finance

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock               12/25/00        G        V     2,000        D     $3.875   67,365 (1)      D
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Common Stock               12/25/00        G        V     2,000        D     $3.875   67,365 (1)      D
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Common Stock               12/25/00        G        V     2,000        D     $3.875   67,365 (1)      D
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

(1) Excludes 230,568 shares of Common Stock issuable upon exercise of employee stock options.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                 2.                                                                                       Deriv-    Form of
                 Conver-                    5.                                 7.                         ative     Deriv-   11.
                 sion                       Number of                          Title and Amount           Secur-    ative    Nature
                 of                         Derivative     6.                  of Underlying     8.       ities     Secur-   of
                 Exer-             4.       Securities     Date                Securities        Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)   Exercisable and     (Instr. 3 and 4)  of       ficially  Direct   direct
                 Price    Trans-   action   or Disposed    Expiration Date     ----------------  Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of(D)          (Month/Day/Year)              Amount  ative    at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,     ------------------            or      Secur-   of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)       Date       Expira-            Number  ity      Month     (I)      ship
Security         Secur-   Day/     ------   ------------   Exer-      tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)  (D)      cisable    Date     Title     Shares  5)       4)        5)       5)
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
Employee         $5.063   9/15/00  A   V     A             9/15/00(1)  09/14/10  Common  50,000  $5.063   230,568   D
Stock Option                                                                     Stock
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
Explanation of Responses:

(1) This employee stock option is immediately exercisable and vests 25% on the date of grant. The remaining 75% of the options become vested in three equal annual installments beginning with the first year anniversary of the date of the grant.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Evan Myrianthopoulos                                 January 10, 2001
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** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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